                                                                    Exhibit 99.1

                 QUEST DIAGNOSTICS INCORPORATED AND SUBSIDIARIES
                       SELECTED HISTORICAL FINANCIAL DATA

  (RESTATED TO REFLECT THE TWO-FOR-ONE STOCK SPLIT EFFECTIVE MAY 31, 2001. SEE
                      FOOTNOTE (h) ON ACCOMPANYING PAGES)


                                THREE MONTHS ENDED
                                      MARCH 31,                                  YEAR ENDED DECEMBER 31,
                              -----------------------   --------------------------------------------------------------------------
                                 2001         2000         2000           1999 (a)          1998         1997             1996
                              ----------   ----------   ----------      -----------      ----------   ----------      ------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATIONS DATA:
Net revenues ...............  $  882,553   $  857,479   $3,421,162      $ 2,205,243      $1,458,607   $1,528,695      $1,616,296
Provisions for
   restructuring
   and other special
   charges .................         --           --         2,100 (b)       73,385 (c)          --       48,688 (d)     668,544 (e)
Income (loss) before
   extraordinary loss ......      35,748       17,809      104,948 (f)       (1,274)(g)      26,885      (22,260)       (625,960)
Net income (loss) ..........      35,748       17,809      102,052 (f)       (3,413)(g)      26,885      (22,260)       (625,960)

Basic net income (loss)
   per common share:
   (h), (i) ................
Income (loss) before
   extraordinary loss ......        0.39         0.20         1.17            (0.02)           0.45        (0.38)         (10.86)
Net income (loss) ..........        0.39         0.20         1.14            (0.05)           0.45        (0.38)         (10.86)

Diluted net income (loss)
   per common share:
   (h), (i), (j) ...........
Income (loss) before
   extraordinary loss ......        0.37         0.19         1.11            (0.02)           0.44        (0.38)         (10.86)
Net income (loss) ..........        0.37         0.19         1.08            (0.05)           0.44        (0.38)         (10.86)

BALANCE SHEET DATA (AT
   END OF PERIOD):
Accounts receivable, net ...  $  509,272   $  484,225   $  485,573      $   539,256      $  220,861   $  238,369      $  297,743
Total assets ...............   2,903,235    2,838,635    2,864,536        2,878,481       1,360,240    1,400,928       1,395,066
Short-term borrowings and
   current portion of
   long-term debt ..........     265,030       47,729      265,408           45,435          51,444       32,648          20,785
Long-term debt .............     758,481    1,157,899      760,705        1,171,442         413,426      482,161         515,008
Preferred stock ............       1,000        1,000        1,000            1,000           1,000        1,000           1,000
Common stockholders'
   equity ..................   1,099,216      896,030    1,030,795          862,062         566,930      540,660         537,719

OTHER DATA:
Net cash provided by
   (used in) operating
   activities ..............  $   40,731   $   33,157   $  369,455      $   249,535      $  141,382   $  176,267      $  (88,486)(k)
Net cash used in investing
   activities ..............     (90,268)     (20,477)     (48,015)      (1,107,990)        (39,720)     (35,101)        (63,674)
Net cash provided by
   (used in) financing
   activities ..............      (1,210)     (11,477)    (177,247)         682,831         (60,415)     (21,465)        157,674
Bad debt expense ...........      55,283       62,646      234,694          142,333          89,428      118,223 (l)     111,238
Rent expense ...............      19,950       19,259       76,515           59,073          46,259       47,940          49,713
Capital expenditures .......      43,615       17,613      116,450           76,029          39,575       30,836          70,396
Adjusted EBITDA (m) ........     122,438       98,144      459,380          237,038         158,609      153,800         166,358


See footnotes on accompanying pages


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(a)   On August 16, 1999, we completed the acquisition of SBCL. Consolidated operating results for 1999 include the results of operations of SBCL subsequent to the closing of the acquisition. See Note 3 to our consolidated financial statements included in our Form 10-K for the year ended December 31, 2000 (the "Consolidated Financial Statements") filed with the SEC.

(b) During the second quarter of 2000, we recorded a net special charge of $2.1 million. This net charge resulted from a $13.4 million charge related to the costs to cancel certain contracts that we believed were not economically viable as a result of the SBCL acquisition, and which were principally associated with the cancellation of a co-marketing agreement for clinical trials testing services, which charges were in large part offset by a reduction in reserves attributable to a favorable resolution of outstanding claims for reimbursements associated with billings of certain tests.

(c) Represents charges principally incurred in conjunction with the acquisition and planned integration of SBCL as discussed in Note 7 to the Consolidated Financial Statements.

(d) Includes a charge of $16 million to write-down goodwill reflecting the estimated impairment related to our consolidation plan announced in the fourth quarter of 1997.

(e) Includes a charge of $445 million to reflect the impairment of goodwill upon the adoption of a new accounting policy in 1996 for evaluating the recoverability of goodwill and measuring possible impairment under a fair value method. See Note 2 to the Consolidated Financial Statements. Includes charges totaling $188 million to increase reserves related to claims by the Department of Justice for certain payments received by Damon Corporation, prior to its acquisition by Quest Diagnostics, and other similar claims.

(f) During the fourth quarter of 2000, we prepaid $155.0 million of debt under our senior secured credit facility. The extraordinary loss represented $4.8 million ($2.9 million, net of tax) of deferred financing costs which were written-off in connection with the prepayment of the related debt.

(g) In conjunction with the acquisition of SBCL, we repaid the entire amount outstanding under our then existing credit agreement. The extraordinary loss recorded in the third quarter of 1999 represented $3.6 million ($2.1 million, net of tax) of deferred financing costs which were written-off in connection with the extinguishment of the credit agreement.

(h) On February 21, 2001, the Board of Directors approved a two-for-one stock split of the Company's common stock which was effected by the issuance on May 31, 2001, of a stock dividend of one new share of common stock for each share of common stock held by stockholders of record on May 16, 2001. All references to the number of common shares and per common share amounts, including income (loss) per common share calculations, have been restated to reflect the stock split.

(i) Historical income (loss) per share data for periods prior to 1997 have been restated to reflect common shares outstanding as a result of Quest Diagnostics' recapitalization in 1996. In December 1996, 57.6 million common shares were issued to effectuate the Spin-Off Distribution and establish Quest Diagnostics' employee stock ownership plan.

(j) Potentially dilutive common shares primarily include stock options and restricted common shares granted under our Employee Equity Participation Program. During periods in which net income available for common stockholders is a loss, diluted weighted average common shares outstanding will equal basic weighted average common shares outstanding, since under these circumstances, the incremental shares would have an anti-dilutive effect.

(k) Includes the payment of Damon Corporation and other billing related settlements totaling approximately $144 million and the settlement of amounts owed to Corning Incorporated of $45 million.

(l) Includes a fourth quarter charge of $5.3 million, which was part of the $6.8 million charge recorded in the same quarter, to increase the provision for doubtful accounts to recognize the reduced recoverability of certain receivables from accounts which will no longer be served as a result of our consolidation plan announced in the fourth quarter of 1997.


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(m)   Adjusted EBITDA represents income (loss) before extraordinary loss, income taxes, net interest expense, depreciation, amortization and special items. Special items include the provisions for restructuring and other special charges reflected in the selected historical financial data above, $8.9 million of costs related to the integration of SBCL which were included in operating costs and expensed as incurred in 2000, a $3.0 million gain related to the sale of an investment in 1999 and charges of $2.5 million and $6.8 million recorded in selling, general and administrative expenses in 1998 and 1997, respectively, related to Quest Diagnostics' consolidation of its laboratory network announced in the fourth quarter of 1997. Adjusted EBITDA is presented and discussed because management believes that Adjusted EBITDA is a useful adjunct to net income and other measurements under accounting principles generally accepted in the United States of America since it is a meaningful measure of a company's performance and ability to meet its future debt service requirements, fund capital expenditures and meet working capital requirements. Adjusted
      EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered as an alternative to (i) net income (or any other measure of performance under generally accepted accounting principles) as a measure of performance or (ii) cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity.


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